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Exhibit 4.1

PREFERRED STOCK AND WARRANT PURCHASE AGREEMENT

by and among

Genetronics Biomedical Corporation, as Issuer and Seller

and

the parties named herein, as Purchasers

with respect to Seller's

Series C Cumulative Convertible Preferred Stock

and Warrants to Purchase Common Stock

May 10, 2004

Table of Exhibits and Schedules

Exhibit A	Form of Certificate of Designation of the Series C Cumulative Convertible Preferred Stock
Exhibit B-1	Form of Warrant
Exhibit B-2	Form of Placement Agent Warrant
Exhibit C	Form of Investor Rights Agreement
Exhibit D	Form of Opinion of Seller's Counsel
Exhibit E	Form of Closing Escrow Agreement
Schedule 1	Purchasers and Shares of Preferred Stock and Warrants Purchased
Schedule 3.1	Subsidiaries
Schedule 3.10	Litigation
Schedule 3.11	Absence of Certain Changes
Schedule 3.15	Intellectual Property
Schedule 3.17	Preemptive Rights
Schedule 3.19	Subsidiaries and Investments
Schedule 3.20	Capitalization
Schedule 3.21	Options, Warrants, Rights
Schedule 3.22	Employees, Employment Agreements and Employee Benefit Plans
Schedule 3.27	Brokers

        PREFERRED STOCK AND WARRANT PURCHASE AGREEMENT (the "Agreement") dated as of May 10, 2004, by and among Genetronics Biomedical Corporation, a Delaware corporation (the "Seller") and each of the persons listed on Schedule 1 hereto (each is individually referred to as a "Purchaser" and collectively, as the "Purchasers").

        WHEREAS, each of the Purchasers is willing to purchase from the Seller, and the Seller desires to sell to the Purchasers, (i) up to an aggregate of 1091 shares of its Series C Cumulative Convertible Preferred Stock, $10,000 liquidation preference per share, par value $0.001 per share (the "Preferred Stock") and (ii) Common Stock Purchase Warrants (the "Warrants") entitling the holders thereof to purchase shares of the Seller's common stock, $0.001 par value (the "Common Stock") as more fully set forth herein.

        NOW THEREFORE, in consideration of the mutual promises and representations, warranties, covenants and agreements set forth herein, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I—PURCHASE AND SALE

        1.1    Purchase and Sale.

          (a)   On the terms and subject to the conditions set forth in this Agreement, at the Closing (as defined in Section 2.2), the Seller will sell and each of the Purchasers will purchase a number of shares of Preferred Stock and Warrants to purchase a number of shares of Common Stock as set forth on Schedule 1. In addition, the Seller will sell and each Purchaser will purchase at the Closing the Number of Warrants set forth on Schedule 1.

          (b)   The shares of Common Stock issuable upon conversion of the Preferred Stock or upon payment of dividends on the Preferred Stock are referred to herein as the "Conversion Shares," and the shares of Common Stock issuable upon exercise of the Warrants are referred to herein as the "Warrant Shares."

        1.2    Terms of the Preferred Stock and Warrants.    The terms and provisions of the Preferred Stock are set forth in the form of Certificate of Designations, Rights and Preferences of Series C Cumulative Convertible Preferred Stock, attached hereto as Exhibit A (the "Certificate of Designation"). The terms and provisions of the Warrants are more fully set forth in the form of Common Stock Purchase Warrant, attached hereto as Exhibit B-1. SCO Securities LLC and/or its designees and other persons or entities are receiving warrants, in the form attached hereto as Exhibit B-2 (the "Placement Agent Warrants") as compensation for services rendered in connection with the transaction set forth herein as provided on Schedule 1 attached hereto. Such warrants shall constitute "Warrants" for all purposes hereunder and SCO Securities LLC and/or its designees and such other persons or entities shall constitute "Purchasers" for all purposes hereunder.

        1.3    Transfers; Legends.

          (a)   (i) Except as required by federal securities laws and the securities law of any state or other jurisdictions, the Preferred Stock, Conversion Shares, Warrants and Warrant Shares (collectively, the "Securities") may be transferred, in whole or in part, by any of the Purchasers at any time. In the case of Preferred Stock, such transfer may be effected by delivering written transfer instructions to the Seller, and the Seller shall reflect such transfer on its books and records and reissue certificates evidencing the Preferred Stock upon surrender of certificates evidencing the Preferred Stock being transferred. Any such transfer shall be made by a Purchaser in accordance with applicable law. Any transferee shall agree to be bound by the terms of the Investor Rights Agreement and this Agreement. The Seller shall reissue certificates evidencing the Securities upon surrender of certificates evidencing the Securities being transferred in accordance with this Section 1.3(a).

            (ii)   In connection with any transfer of Securities other than pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Securities Act"), or to the Seller, the Seller may require the transferor thereof to furnish to the Seller an opinion of counsel selected by the transferor, such counsel and the form and substance of which opinion shall be reasonably satisfactory to the Seller and Seller's counsel, to the effect that such transfer does not require registration under the Securities Act; provided, however, that in the case of a transfer pursuant to Rule 144 under the Securities Act, no opinion shall be required if the transferor provides the Company with a customary seller's representation letter, and if such sale is not pursuant to subsection (k) of Rule 144, a customary broker's representation letter and Form 144. Notwithstanding the foregoing, the Seller hereby consents to and agrees to register on the books of the Seller and with any transfer agent for the securities of the Seller, without any such legal opinion, any transfer of Securities by a Purchaser to an Affiliate of such Purchaser, provided that the transferee certifies to the Seller that it is an "accredited investor" as defined in Rule 501(a) under the Securities Act and that it is acquiring the Securities solely for investment purposes (subject to the qualifications hereof) and not with a view to, or for, resale, distribution or fractionalization thereof in whole or in part in violation of the Securities Act.

            (iii)  An "Affiliate" means any Person (as such term is defined below) that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 144 under the Securities Act. With respect to a Purchaser, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Purchaser will be deemed to be an Affiliate of such Purchaser. A "Person" means any individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision of any thereof) or other entity of any kind.

          (b)   The certificates representing the Preferred Stock and the Conversion Shares, unless, with respect to such Conversion Shares, the Conversion Shares are eligible for resale without registration pursuant to Rule 144(k) under the Exchange Act, shall bear the following legend:

"THE SHARES REPRESENTED BY, OR ISSUABLE UPON CONVERSION OR EXERCISE OF SECURITIES EVIDENCED BY, THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED OR SOLD IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT UNLESS, IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY, SUCH REGISTRATION IS NOT REQUIRED."

        If the Purchaser is a resident of British Columbia or Ontario the certificates representing the Preferred Stock shall bear the following additional legend:

"UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THESE SECURITIES SHALL NOT TRADE THE SECURITIES BEFORE [Date]."

ARTICLE II—PURCHASE PRICE AND CLOSING

        2.1    Purchase Price.    The aggregate purchase price (the "Purchase Price") to be paid by the Purchasers to the Seller to acquire the Preferred Stock and the applicable Warrants shall be the total of the amounts payable by each Purchaser, respectively, set forth beside the name of each Purchaser on Schedule 1 hereto. The Purchase Price paid by each Purchaser shall be placed in escrow pending the Closing as provided in Article 6.1(b) hereof.

        2.2    The Closing.    The closing of the transactions contemplated under this Agreement (the "Closing") will take place as promptly as practicable, but no later than two (2) business days following satisfaction or waiver of the conditions set forth in Article 6.1(a) and (b) and 6.2(a) (other than those conditions which by their terms are not to be satisfied or waived until the Closing), at the offices of Wiggin & Dana LLP, 400 Atlantic Street, Stamford, Connecticut 06901. The date on which the Closing occurs is the "Closing Date."

ARTICLE III—REPRESENTATIONS AND WARRANTIES OF THE SELLER

        The Seller represents and warrants to the Purchasers as follows:

        3.1    Corporate Existence and Power; Subsidiaries.    The Seller and its Subsidiaries are corporations duly incorporated, validly existing and in good standing under the laws of the state in which they are incorporated or continued, and have all corporate powers required to carry on their business as now conducted. The Seller and its Subsidiaries are duly qualified to do business as a foreign corporation and are in good standing in each jurisdiction where the character of the property owned or leased by them or the nature of their activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not have a Material Adverse Effect on the Seller or any of its Subsidiaries. For purposes of this Agreement, the term "Material Adverse Effect" means, with respect to any person or entity, a material adverse effect on its and its Subsidiaries' condition (financial or otherwise), business, properties, assets, liabilities (including contingent liabilities), results of operations or current prospects, taken as a whole. True and complete copies of the Seller's Certificate of Incorporation, as amended, and Bylaws, as amended, as currently in effect and as will be in effect on the Closing Date (collectively, the "Certificate and Bylaws"), have previously been provided or made available to the Purchasers. For purposes of this Agreement, the term "Subsidiary" or "Subsidiaries" means, with respect to any entity, any corporation or other organization of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by such entity or of which such entity is a partner or is, directly or indirectly, the beneficial owner of 50% or more of any class of equity securities or equivalent profit participation interests. The Seller has no Subsidiaries other than as set forth on Schedule 3.1, each of which, unless otherwise indicated on Schedule 3.1, is wholly-owned by the Seller.

        3.2    Corporate Authorization; Enforceability.    The execution, delivery and performance by the Seller of this Agreement, and the Warrants, the Closing Escrow Agreement (as defined below), the Certificate of Designation, the Investor Rights Agreement, and each of the other documents executed pursuant to and in connection with this Agreement (collectively, the "Related Documents"), and the consummation of the transactions contemplated hereby and thereby (including, but not limited to, the sale and delivery of the Preferred Stock and the Warrants, and the subsequent issuance of the Conversion Shares upon conversion of the Preferred Stock and the Warrant Shares upon exercise of the Warrants) have been duly authorized, and no additional corporate or stockholder action is required pursuant to the rules of the American Stock Exchange or otherwise for the approval of this Agreement, the Related Documents or the consummation of the transactions contemplated hereby or thereby. The Conversion Shares and the Warrant Shares have been duly reserved for issuance by the Seller. This Agreement and the Related Documents have been or, to the extent contemplated hereby or by the Related Documents, will be duly executed and delivered and constitute the legal, valid and binding agreement of the Seller, enforceable against the Seller in accordance with their terms, except as may be limited by bankruptcy, reorganization, insolvency, moratorium and similar laws of general application relating to or affecting the enforcement of rights of creditors, and except as enforceability of its obligations hereunder are subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

        3.3    Charter, Bylaws and Corporate Records.    The minute books of the Seller and its Subsidiaries contain complete and accurate records of all meetings and other corporate actions of the board of directors, committees of the board of directors, incorporators and stockholders of the Seller and its Subsidiaries from the date of incorporation of each such entity to the date hereof. All material corporate decisions and actions have been validly made or taken. All corporate books, including without limitation the share transfer register, comply with applicable laws and regulations and have been regularly updated.

        3.4    Regulatory Authorization.    Except as otherwise specifically contemplated in this Agreement and the Related Documents, and except for: (i) the filings referenced in Section 5.11; (ii) the filing of a Form D with respect to the Preferred Stock and Warrants under Regulation D under the Securities Act; (iii) the filing of the Registration Statement with the Commission; and (iv) any filings required under state or provincial securities laws that are permitted to be made after the date hereof, the execution, delivery and performance by the Seller of this Agreement and the Related Documents, and the consummation of the transactions contemplated hereby and thereby (including, but not limited to, the sale and delivery of the Preferred Stock and Warrants and the subsequent issuance of the Conversion Shares and Warrant Shares upon conversion of the Preferred Stock or otherwise or exercise of the Warrants, as applicable) by the Seller require no action by or in respect of, or filing with, any governmental or regulatory body, agency, official or authority (including the American Stock Exchange). The Conversion Shares and the Warrant Shares, and all shares of Common Stock to be issued as dividends on the Preferred Stock have been approved for listing on the American Stock Exchange.

        3.5    Non-Contravention.    The execution, delivery and performance by the Seller of this Agreement and the Related Documents, and the consummation by the Seller of the transactions contemplated hereby and thereby (including the issuance of the Conversion Shares and Warrant Shares) do not and will not (a) contravene or conflict with the Certificate (as amended by the Certificate of Designation) and Bylaws of the Seller and its Subsidiaries or any material agreement to which the Seller is a party or by which it is bound; (b) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Seller or its Subsidiaries; (c) constitute a default (or would constitute a default with notice or lapse of time or both) under or give rise to a right of termination, cancellation or acceleration or loss of any benefit under any material agreement, contract or other instrument binding upon the Seller or its Subsidiaries or under any material license, franchise, permit or other similar authorization held by the Seller or its Subsidiaries; or (d) result in the creation or imposition of any Lien (as defined below) on any asset of the Seller or its Subsidiaries. For purposes of this Agreement, the term "Lien" means, with respect to any material asset, any mortgage, lien, pledge, charge, security interest, claim or encumbrance of any kind in respect of such asset.

        3.6    SEC Documents.    The Seller is obligated under the Securities Exchange Act of 1934, as amended (the "Exchange Act") to file reports pursuant to Sections 13 or 15(d) thereof (all such reports filed or required to be filed by the Seller, including all exhibits thereto or incorporated therein by reference, and all documents filed by the Seller under the Securities Act hereinafter called the "SEC Documents"). The Seller has filed all reports or other documents required to be filed under the Exchange Act. All SEC Documents filed by the Seller (i) were prepared in all material respects in accordance with the requirements of the Exchange Act and (ii) did not at the time they were filed (or, if amended or superseded by a filing prior to the date hereof, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Seller has previously delivered or made available to the Purchasers a correct and complete copy of each report which the Seller filed with the Securities and Exchange Commission (the "SEC" or the "Commission") under the Exchange Act for any period ending on or after December 31, 2002 (the "Recent Reports"). None of the information about the Seller or any of its Subsidiaries which has been disclosed to the Purchasers herein or in the course of discussions and negotiations with respect hereto which is not disclosed in the Recent Reports is or was required to be so disclosed, and no material non-public information has been disclosed to the Purchasers.

        3.7    Financial Statements.    Each of the Seller's audited consolidated balance sheet and related consolidated statements of income, cash flows and changes in stockholders' equity (including the related notes) as of and for the years ended December 31, 2003 and December 31, 2002, as contained in the Recent Reports (collectively, the "Seller's Financial Statements" or the "Financial Statements") (x) present fairly in all material respects the financial position of the Seller and its Subsidiaries on a consolidated basis as of the dates thereof and the results of operations, cash flows and stockholders' equity as of and for each of the periods then ended, except that the unaudited financial statements are subject to normal year-end adjustments, and (y) were prepared in accordance with United States generally accepted accounting principals ("GAAP") applied on a consistent basis throughout the periods involved, in each case, except as otherwise indicated in the notes thereto.

        3.8    Compliance with Law.    The Seller and its Subsidiaries are in compliance and have conducted their business so as to comply with all laws, rules and regulations, judgments, decrees or orders of any court, administrative agency, commission, regulatory authority or other governmental authority or instrumentality, domestic or foreign, applicable to their operations, the impact of which would have a Material Adverse Effect. There are no judgments or orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency or by arbitration), against the Seller or its Subsidiaries or against any of their properties or businesses, the impact of which would have a Material Adverse Effect.

        3.9    No Defaults.    The Seller and its Subsidiaries are not, nor have they received notice that they would be with the passage of time, giving of notice, or both, (i) in violation of any provision of their respective Certificates and Bylaws (ii) in default or violation of any material term, condition or provision of (A) any judgment, decree, order, injunction or stipulation applicable to the Seller or its Subsidiaries or (B) any material agreement, note, mortgage, indenture, contract, lease or instrument, permit, concession, franchise or license to which the Seller or its Subsidiaries are a party or by which the Seller or its Subsidiaries or their properties or assets may be bound, and no circumstances exist which would entitle any party to any material agreement, note, mortgage, indenture, contract, lease or instrument to which such Seller or its Subsidiaries are a party, to terminate such, as a result of such Seller or its Subsidiaries having failed to meet any provision thereof including, but not limited to, meeting any applicable milestone described therein, which individually, or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

        3.10    Litigation.    Except as disclosed in the Recent Reports or on Schedule 3.10, there is no action, suit, proceeding, judgment, claim or investigation pending or, to the best knowledge of the Seller, threatened against the Seller or its Subsidiaries which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Seller or its Subsidiaries or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated hereby, and to the knowledge of the Seller or its Subsidiaries, there is no basis for the assertion of any of the foregoing. There are no claims or complaints existing or, to the knowledge of the Seller or its Subsidiaries, threatened for product liability in respect of any product of the Seller or its Subsidiaries, and the Seller and its Subsidiaries are not aware of any basis for the assertion of any such claim.

        3.11    Absence of Certain Changes.    Since December 31, 2003, the Seller has conducted its business only in the ordinary course, consistent with past practice, and there has not occurred, except as set forth in the Recent Reports or any exhibit thereto or incorporated by reference therein:

          (a)   any event that could reasonably be expected to have a Material Adverse Effect on the Seller or any of its Subsidiaries;

          (b)   any amendments or changes in the Certificate or Bylaws of the Seller and its Subsidiaries, other than on account of the filing of the Certificate of Designation and the Certificates of

  Designation for the Seller's Series A Cumulative Convertible Preferred Stock and Series B Cumulative Convertible Preferred Stock;

          (c)   any damage, destruction or loss, whether or not covered by insurance, that would, individually or in the aggregate, have or would be reasonably likely to have, a Material Adverse Effect on the Seller and its Subsidiaries;

          (d)   except as set forth on Schedule 3.11(d), any

            (i)    incurrence, assumption or guarantee by the Seller or its Subsidiaries of any debt for borrowed money other than for equipment leases made in the ordinary course of business, consistent with past practice;

            (ii)   issuance or sale of any securities convertible into or exchangeable for securities of the Seller other than to directors, employees and consultants pursuant to existing equity compensation or stock option plans of the Seller;

            (iii)  issuance or sale of options or other rights to acquire from the Seller or its Subsidiaries, directly or indirectly, securities of the Seller or any securities convertible into or exchangeable for any such securities, other than options issued to directors, employees and consultants in the ordinary course of business, consistent with past practice;

            (iv)  issuance or sale of any stock, bond or other corporate security;

            (v)   discharge or satisfaction of any material Lien;

            (vi)  declaration or making any payment or distribution to stockholders or purchase or redemption of any share of its capital stock or other security;

            (vii) sale, assignment or transfer of any of its intangible assets except in the ordinary course of business, consistent with past practice, or cancellation of any debt or claim except in the ordinary course of business, consistent with past practice;

            (viii)  waiver of any right of substantial value whether or not in the ordinary course of business;

            (ix)  material change in officer compensation, except in the ordinary course of business and consistent with past practice; or

            (x)   other commitment (contingent or otherwise) to do any of the foregoing.

          (e)   any creation, sufferance or assumption by the Seller or any of its Subsidiaries of any Lien on any asset (other than in connection with equipment leases and working capital lines of credit set forth on Schedule 3.11(e)) or any making of any loan, advance or capital contribution to or investment in any Person, in an aggregate amount which exceeds $25,000 outstanding at any time;

          (f)    any entry into, amendment of, relinquishment, termination or non-renewal by the Seller or its Subsidiaries of any material contract, license, lease, transaction, commitment or other right or obligation, other than in the ordinary course of business, consistent with past practice; or

          (g)   any transfer or grant of a right with respect to the patents, trademarks, trade names, service marks, trade secrets, copyrights or other intellectual property rights owned or licensed by the Seller or its Subsidiaries, except as among the Seller and its Subsidiaries.

        3.12    No Undisclosed Liabilities.    Except as set forth in the Recent Reports, and except for liabilities and obligations incurred since December 31, 2003 in the ordinary course of business, consistent with past practice, as of the date hereof, (i) the Seller and its Subsidiaries do not have any material liabilities or obligations (absolute, accrued, contingent or otherwise), and (ii) there has not been any aspect of the prior or current conduct of the business of the Seller or its Subsidiaries which may form the basis for any material claim by any third party which if asserted could result in any such material liabilities or obligations.

        3.13    Taxes.    All tax returns and tax reports required to be filed with respect to the income, operations, business or assets of the Seller and its Subsidiaries have been timely filed (or appropriate extensions have been obtained) with the appropriate governmental agencies in all jurisdictions in which such returns and reports are required to be filed, and all of the foregoing as filed are correct and complete in all material respects, reflect accurately all liability for taxes of the Seller and its Subsidiaries for the periods to which such returns relate, and all amounts shown as owing thereon have been paid. All income, profits, franchise, sales, use, value added, occupancy, property, excise, payroll, withholding, FICA, FUTA and other taxes (including interest and penalties), if any, collectible or payable by the Seller and its Subsidiaries or relating to or chargeable against any of its material assets, revenues or income or relating to any employee, independent contractor, creditor, stockholder or other third party through the Closing Date, were fully collected and paid by such date if due by such date or provided for by adequate reserves in the Financial Statements as of and for the periods ended December 31, 2003 (other than taxes accruing after such date) and all similar items due through to the Closing Date will have been fully paid by that date or provided for by adequate reserves, whether or not any such taxes were reported or reflected in any tax returns or filings. No taxation authority has sought to audit the records of the Seller or any of its Subsidiaries for the purpose of verifying or disputing any tax returns, reports or related information and disclosures provided to such taxation authority, or for the Seller's or any of its Subsidiaries' alleged failure to provide any such tax returns, reports or related information and disclosure. No material claims or deficiencies have been asserted against or inquiries raised with the Seller or any of its Subsidiaries with respect to any taxes or other governmental charges or levies which have not been paid or otherwise satisfied, including claims that, or inquiries whether, the Seller or any of its Subsidiaries has not filed a tax return that it was required to file, and, to the best of the Seller's knowledge, there exists no reasonable basis for the making of any such claims or inquiries. Neither the Seller nor any of its Subsidiaries has waived any restrictions on assessment or collection of taxes or consented to the extension of any statute of limitations relating to taxation.

        3.14    Interests of Officers, Directors and Other Affiliates.    The description of any interest held, directly or indirectly, by any officer, director or other Affiliate of Seller (other than the interests of the Seller and its Subsidiaries in such assets) in any property, real or personal, tangible or intangible, used in or pertaining to Seller's business, including any interest in the Intellectual Property (as defined in Section 3.15 hereof), as set forth in the Recent Reports, is true and complete, and no officer, director or other Affiliate of the Seller has any interest in any property, real or personal, tangible or intangible, used in or pertaining to the Seller's business, including the Seller's Intellectual Property, other than as set forth in the Recent Reports.

        3.15    Intellectual Property.    Other than as set forth in the Recent Reports:

          (a)   the Seller or a Subsidiary thereof has the right to use or is the sole and exclusive owner of all right, title and interest in and to all material foreign and domestic patents, patent rights, trademarks, service marks, trade names, brands and copyrights (whether or not registered and, if applicable, including pending applications for registration) owned, used or controlled by the Seller and its Subsidiaries (collectively, the "Rights") and in and to each material invention, software, trade secret, technology, product, composition, formula and method of process used by the Seller or its Subsidiaries (the Rights and such other items, the "Intellectual Property"), and, to the Seller's knowledge, has the right to use the same, free and clear of any claim or conflict with the rights of others;

          (b)   no royalties or fees (license or otherwise) are payable by the Seller or its Subsidiaries to any Person by reason of the ownership or use of any of the Intellectual Property except as set forth on Schedule 3.15;

          (c)   there have been no claims made against the Seller or its Subsidiaries asserting the invalidity, abuse, misuse, or unenforceability of any of the Intellectual Property, and, to its knowledge, there are no reasonable grounds for any such claims;

          (d)   neither the Seller nor its Subsidiaries have made any claim of any violation or infringement by others of its rights in the Intellectual Property, and to the best of the Seller's knowledge, no reasonable grounds for such claims exist; and

          (e)   neither the Seller nor its Subsidiaries have received notice that it is in conflict with or infringing upon the asserted rights of others in connection with the Intellectual Property.

        3.16    Restrictions on Business Activities.    Other than as set forth in the Recent Reports, there is no agreement, judgment, injunction, order or decree binding upon the Seller or its Subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Seller or its Subsidiaries, any acquisition of property by the Seller or its Subsidiaries or the conduct of business by the Seller or its Subsidiaries as currently conducted or as currently proposed to be conducted by the Seller.

        3.17    Preemptive Rights.    Except as set forth in Schedule 3.17, none of the stockholders of the Seller possess any preemptive rights in respect of the Preferred Stock or Warrants or the Conversion Shares or Warrant Shares to be issued to the Purchasers upon conversion of the Preferred Stock or exercise of the Warrants, as applicable.

        3.18    Insurance.    The insurance policies providing insurance coverage to the Seller or its Subsidiaries, including the policies in respect of product liability, are adequate for the business conducted by the Seller and its Subsidiaries and are sufficient for compliance by the Seller and its Subsidiaries with all requirements of law and all material agreements to which the Seller or its Subsidiaries are a party or by which any of their assets are bound. All of such policies are in full force and effect and are valid and enforceable in accordance with their terms, and the Seller and its Subsidiaries have complied with all material terms and conditions of such policies, including premium payments. None of the insurance carriers has indicated to the Seller or its Subsidiaries an intention to cancel any such policy.

        3.19    Subsidiaries and Investments.    Except as set forth in the Recent Reports or on Schedule 3.19, the Seller has no Subsidiaries or Investments. For purposes of this Agreement, the term "Investments" shall mean, with respect to any Person, all advances, loans or extensions of credit to any other Person, all purchases or commitments to purchase any stock, bonds, notes, debentures or other securities of any other Person, and any other investment in any other Person, including partnerships or joint ventures (whether by capital contribution or otherwise) or other similar arrangement (whether written or oral) with any Person, including but not limited to arrangements in which (i) the Person shares profits and losses, (ii) any such other Person has the right to obligate or bind the Person to any third party, or (iii) the Person may be wholly or partially liable for the debts or obligations of such partnership, joint venture or other arrangement.

        3.20    Capitalization.    (a) The authorized capital stock of the Seller consists of 300,000,000 shares of common stock, $0.001 par value per share, of which 70,015,334 shares are issued and outstanding as of the date hereof, and 10,000,000 shares of preferred stock, issuable in one or more classes or series, with such relative rights and preferences as the Board of Directors may determine, none of which has been authorized for issuance other than as follows:

            (i)    1,000 shares have been designated Series A Cumulative Convertible Preferred Stock, of which 363 shares are outstanding and as to which there is no obligation (including any contingent obligation) to issue any additional such shares;

            (ii)   1,000 shares have been designated Series B Cumulative Convertible Preferred Stock, of which 194 shares are outstanding and as to which there is no obligation (including any contingent obligation) to issue any additional such shares; and

            (iii)  A number of shares equal to the number set forth on Schedule 1 hereto will be, immediately prior to the Closing of this Agreement, designated as the Series C Cumulative Convertible Preferred Stock, of which no shares are issued and outstanding immediately prior to the execution of this Agreement.

          (b)   All shares of the Seller's issued and outstanding capital stock have been duly authorized, are validly issued and outstanding, and are fully paid and non-assessable. No securities issued by the Seller from the date of its incorporation to the date hereof were issued in violation of any statutory or common law preemptive rights. There are no dividends which have accrued or been declared but are unpaid on the capital stock of the Seller. All taxes required to be paid by Seller in connection with the issuance and any transfers of the Seller's capital stock have been paid. Except as set forth on Schedule 3.20, all permits or authorizations required to be obtained from, or registrations required to be effected with, any Person in connection with any and all issuances of securities of the Seller from the date of the Seller's incorporation to the date hereof have been obtained or effected, and all securities of the Seller have been issued and are held in accordance with the provisions of all applicable securities and other laws.

        3.21    Options, Warrants, Rights.    Except as set forth on Schedule 3.21, there are no outstanding (a) securities, notes or instruments convertible into or exercisable for any of the capital stock or other equity interests of the Seller or its Subsidiaries; (b) options, warrants, subscriptions or other rights to acquire capital stock or other equity interests of the Seller or its Subsidiaries; or (c) commitments, agreements or understandings of any kind, including employee benefit arrangements, relating to the issuance or repurchase by the Seller or its Subsidiaries of any capital stock or other equity interests of the Seller or its Subsidiaries, any such securities or instruments convertible or exercisable for securities or any such options, warrants or rights. Other than the rights of the Purchasers under the Preferred Stock and the Warrants, and except as set forth on Schedule 3.21, neither the Seller nor the Subsidiaries have granted anti-dilution rights to any person or entity in connection with any outstanding option, warrant, subscription or any other instrument convertible or exercisable for the securities of the Seller or any of its Subsidiaries. Other than the rights granted to the Purchasers under the Investor Rights Agreement, there are no outstanding rights which permit the holder thereof to cause the Seller or the Subsidiaries to file a registration statement under the Securities Act or which permit the holder thereof to include securities of the Seller or any of its Subsidiaries in a registration statement filed by the Seller or any of its Subsidiaries under the Securities Act, and there are no outstanding agreements or other commitments which otherwise relate to the registration of any securities of the Seller or any of its Subsidiaries for sale or distribution in any jurisdiction, except as set forth on Schedule 3.21.

        3.22    Employees, Employment Agreements and Employee Benefit Plans.    Except as set forth in the Recent Reports or on Schedule 3.22, there are no employment, consulting, severance or indemnification arrangements, agreements or understandings between the Seller or its Subsidiaries and any officer, director, consultant or employee of the Seller or its Subsidiaries (the "Employment Agreements"). No Employment Agreement provides for the acceleration or change in the award, grant, vesting or determination of options, warrants, rights, severance payments or other contingent obligations of any nature whatsoever of the Seller or its Subsidiaries in favor of any such parties in connection with the transactions contemplated by this Agreement.

        3.23    Absence of Certain Business Practices.    Neither the Seller, nor any Affiliate of the Seller, nor to the knowledge of the Seller, any agent or employee of the Seller, any other Person acting on behalf of or associated with the Seller, or any individual related to any of the foregoing Persons, acting alone or together, has: (a) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, supplier, trading company, shipping company, governmental employee or other Person with whom the Seller has done business directly or indirectly; or (b) directly or indirectly, given or agreed to give any gift or similar benefit to any customer, supplier, trading company, shipping company, governmental employee or other Person who is or may be in a position to help or hinder the business of the Seller (or assist the Seller in connection with any actual or proposed transaction) which (i) may subject the Seller to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given in the past, may have had an adverse effect on the Seller or (iii) if not continued in the future, may adversely affect the assets, business, operations or prospects of the Seller or subject the Seller to suit or penalty in any private or governmental litigation or proceeding.

        3.24    Products and Services.    To the knowledge of the Seller and except as disclosed in the Recent Reports, there exists no set of facts (i) which could furnish a basis for the withdrawal, suspension or cancellation of any registration, license, permit or other governmental approval or consent of any governmental or regulatory agency with respect to any product or service developed or provided by the Seller or its Subsidiaries, (ii) which could furnish a basis for the withdrawal, suspension or cancellation by order of any state, federal or foreign court of law of any product or service, or (iii) which could have a Material Adverse Effect on the continued operation of any facility of the Seller or its Subsidiaries or which could otherwise cause the Seller or its Subsidiaries to withdraw, suspend or cancel any such product or service from the market or to change the marketing classification of any such product or service. Each product or service provided by Seller or its Subsidiaries has been provided in accordance in all material respects with the specifications under which such product or service normally is and has been provided and the provisions of all applicable laws or regulations.

        3.25    Environmental Matters.    None of the premises or any properties owned, occupied or leased by the Seller or its Subsidiaries (the "Premises") has been used by the Seller or the Subsidiaries or, to the Seller's knowledge, by any other Person, to manufacture, treat, store, or dispose of any substance that has been designated to be a "hazardous substance" under applicable Environmental Laws (hereinafter defined) ("Hazardous Substances") in violation of any applicable Environmental Laws, violation of which would have a Material Adverse Effect. To its knowledge, the Seller has not disposed of, discharged, emitted or released any Hazardous Substances which would require, under applicable Environmental Laws, remediation, investigation or similar response activity. No Hazardous Substances are present as a result of the actions of the Seller or, to the Seller's knowledge, any other Person, in, on or under the Premises which would give rise to any liability or clean-up obligations of the Seller under applicable Environmental Laws, the impact of which would have a Material Adverse Effect. The Seller and, to the Seller's knowledge, any other Person for whose conduct it may be responsible pursuant to an agreement or by operation of law, are in compliance with all laws, regulations and other federal, state or local governmental requirements, and all applicable judgments, orders, writs, notices, decrees, permits, licenses, approvals, consents or injunctions in effect on the date of this Agreement relating to the generation, management, handling, transportation, treatment, disposal, storage, delivery, discharge, release or emission of any Hazardous Substance (the "Environmental Laws"). Neither the Seller nor, to the Seller's knowledge, any other Person for whose conduct it may be responsible pursuant to an agreement or by operation of law has received any written complaint, notice, order, or citation of any actual, threatened or alleged noncompliance with any of the Environmental Laws, and there is no proceeding, suit or investigation pending or, to the Seller's knowledge, threatened against the Seller or, to the Seller's knowledge, any such Person with respect to any violation or alleged violation of the Environmental Laws, and, to the knowledge of the Seller, there is no basis for the institution of any such proceeding, suit or investigation, the violation of which would have a Material Adverse Effect.

        3.26    Licenses; Compliance With FDA and Other Regulatory Requirements.

          (a)    General.    Except as disclosed in the Recent Reports, the Seller holds all material authorizations, consents, approvals, franchises, licenses and permits required under applicable law or regulation for the operation of the business of the Seller and its Subsidiaries as presently operated (the "Governmental Authorizations"). All the Governmental Authorizations have been duly issued or obtained and are in full force and effect, and the Seller and its Subsidiaries are in material compliance with the terms of all the Governmental Authorizations. The Seller and its Subsidiaries have not engaged in any activity that, to their knowledge, would cause revocation or suspension of any such Governmental Authorizations. The Seller has no knowledge of any facts which could reasonably be expected to cause the Seller to believe that the Governmental Authorizations will not be renewed by the appropriate governmental authorities in the ordinary course. Neither the execution, delivery nor performance of this Agreement shall adversely affect the status of any of the Governmental Authorizations.

          (b)    Regulatory Authorities.    Without limiting the generality of the representations and warranties made in paragraph (a) above, the Seller represents and warrants that (i) the Seller and each of its Subsidiaries is in material compliance with all applicable provisions of the United States Federal Food, Drug, and Cosmetic Act and the rules and regulations promulgated thereunder (the "FDC Act") and equivalent laws, rules and regulations in jurisdictions outside the United States in which the Seller or its Subsidiaries do business, (ii) its products and those of each of its Subsidiaries that are in the Seller's control are not adulterated or misbranded and are in lawful distribution, (iii) all of the products marketed by and within the control of the Seller comply in all material respects with any conditions of approval and the terms of the application by the Seller to the appropriate Regulatory Authorities, (iv) to the knowledge of the Seller or its Subsidiaries, no Regulatory Authority has initiated legal action with respect to the manufacturing of the Seller's products, such as seizures or required recalls, and Seller uses best efforts to comply with applicable good manufacturing practice regulations, (v) its products are labeled and promoted by the Seller and its representatives in substantial compliance with the applicable terms of the marketing applications submitted by the Seller to the Regulatory Authorities and the provisions of the FDC Act and foreign equivalents, (vi) all adverse events that were known to and required to be reported by Seller to the Regulatory Authorities have been reported to the Regulatory Authorities in a timely manner, (vii) neither the Seller nor any of its Subsidiaries is, to their knowledge, employing or utilizing the services of any individual who has been debarred under the FDC Act or foreign equivalents, (viii) all stability studies required to be performed for products distributed by the Seller or any of its Subsidiaries have been completed or are ongoing in material compliance with the applicable Regulatory Authority requirements, (ix) any products exported by the Seller or any of its Subsidiaries have been exported in compliance with the FDC Act and (x) the Seller and its Subsidiaries is in compliance in all material respects with all applicable provisions of the Controlled Substances Act. For purposes of this Article 3.26, "Regulatory Authority" means any governmental authority in a country or region that regulates the manufacture or sale of Seller's products, including, but not limited to, the United States Food and Drug Administration.

        3.27    Brokers.    Except as set forth on Schedule 3.27, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement, based upon any arrangement made by or on behalf of the Seller, which would make any Purchaser liable for any fees or commissions.

        3.28    Securities Laws.    Neither the Seller nor its Subsidiaries, nor any agent acting on behalf of the Seller or its Subsidiaries, has taken or will take any action which might cause this Agreement or the Preferred Stock or Warrants to violate the Securities Act or the Exchange Act or any rules or regulations promulgated thereunder, as in effect on the Closing Date. Assuming that all of the representations and warranties of the Purchasers set forth in Article IV are true, all offers and sales of the Preferred Stock and Warrants were conducted and completed in compliance with the Securities Act. All shares of capital stock and other securities issued by the Seller and its Subsidiaries prior to the date hereof have been issued in transactions that were either registered offerings or were exempt from the registration requirements under the Securities Act and all applicable state securities or "blue sky" laws and in compliance with all applicable corporate laws.

        3.29    Disclosure.    No representation or warranty made by the Seller in this Agreement or the Related Documents or in any Schedule or Exhibit hereto or thereto, contains or will contain any untrue statement of a material fact, or omits to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished.

        3.30    Poison Pill.    The Seller and its Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Seller's Certificate of Incorporation (or similar charter documents) or the laws of its state of incorporation that is or could become applicable to the Purchasers as a result of the Purchasers and the Seller fulfilling their obligations or exercising their rights under this Agreement and the Related Documents, including without limitation the Company's issuance of the Securities and the Purchasers' ownership of the Securities.

ARTICLE IV—REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

        Each Purchaser, for itself only, hereby severally and not jointly, represents and warrants to the Seller as follows:

        4.1    Existence and Power.    The Purchaser, if not a natural person, is duly organized, validly existing and in good standing under the laws of the jurisdiction of such Purchaser's organization. Such Purchaser has all powers required to bind it to the representations, warranties and covenants set forth herein.

        4.2    Authorization.    The execution, delivery and performance by the Purchaser of this Agreement, the Related Documents to which such Purchaser is a party, and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly authorized, and no additional action is required for the approval of this Agreement or the Related Documents. This Agreement and the Related Documents to which the Purchaser is a party have been or, to the extent contemplated hereby, will be duly executed and delivered and constitute valid and binding agreements of the Purchaser, enforceable against such Purchaser in accordance with their terms, except as may be limited by bankruptcy, reorganization, insolvency, moratorium and similar laws of general application relating to or affecting the enforcement of rights of creditors and except that enforceability of their obligations thereunder are subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

        4.3    Investment.    The Purchaser is acquiring the securities described herein for the Purchaser's own account and not with a view to, or for sale in connection with, any distribution thereof, nor with the intention of distributing or reselling the same; provided, however, that by making the representation in this Section 4.3, the Purchaser does not agree to hold any of the securities for any minimum or other specific term, and reserves the right to dispose of the securities at any time in accordance with or pursuant to a registration statement or an exemption under the Securities Act. The Purchaser is aware that none of the securities has been registered under the Securities Act or under applicable state securities or blue sky laws. The Purchaser is an "Accredited Investor" as such term is defined in Rule 501 of Regulation D, as promulgated under the Securities Act.

        4.4    Reliance on Exemptions.    The Purchaser understands that the Preferred Stock and Warrants are being offered and sold to such Purchaser in reliance upon specific exemptions from the registration requirements of United States federal and state securities laws and that the Seller is relying upon the truth and accuracy of, and such Purchaser's compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of such Purchaser to acquire the securities.

        4.5    Experience of the Purchaser.    The Purchaser, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Securities, and has so evaluated the merits and risks of such investment. The Purchaser is able to bear the economic risk of an investment in the securities and, at the present time, is able to afford a complete loss of such investment.

        4.6    General Solicitation.    The Purchaser is not purchasing the securities as a result of any advertisement, article, notice or other communication regarding the securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

        4.7    Independence.    The Purchaser is neither an Affiliate of any other Purchaser nor is a member of any "group" in which any other Purchaser is a member, except that: (a) BayStar Capital II, LP and SDS Capital Group SPC, Ltd. are Affiliates and (b) Xmark Fund, LP and Xmark Fund, Ltd. are Affiliates. For purposes hereof, "group" has the meaning set forth in Section 13(d) of the Exchange Act and applicable regulations of the Securities and Exchange Commission.

ARTICLE V—COVENANTS OF THE SELLER AND PURCHASERS

        5.1    Insurance.    The Seller and its Subsidiaries shall maintain insurance policies such that the representations contained in the first sentence of Section 3.18 hereof continue to be true and correct and shall, from time to time upon the written request of the Purchasers, promptly furnish or cause to be furnished to the Purchasers evidence, in form and substance reasonably satisfactory to the Purchasers, of the maintenance of all insurance maintained by it.

        5.2    Reporting Obligations.    So long as any of the Preferred Stock is outstanding, and so long as any Warrant has not been exercised and has not expired by its terms, the Seller shall furnish to the Purchasers, or any other persons who hold any of the Preferred Stock or Warrants (provided that such subsequent holders give notice to the Seller that they hold Preferred Stock or Warrants and furnish their addresses) promptly upon their becoming available one copy of (A) each report, notice or proxy statement sent by the Seller to its stockholders generally, and of each regular or periodic report (pursuant to the Exchange Act) and (B) any registration statement, prospectus or written communication pursuant to the Securities Act relating to the issuance or registration of Conversion Shares and the Warrant Shares and filed by the Seller with the Commission or any securities market or exchange on which shares of Common Stock are listed; provided, however, that the Company shall have no obligation to deliver periodic reports (pursuant to the Exchange Act) under this Section 5.2 to the extent such reports are publicly available.

        The Purchasers are hereby authorized to deliver a copy of any financial statement or any other information relating to the business, operations or financial condition of the Seller which may have been furnished to the Purchasers hereunder, to any regulatory body or agency having jurisdiction over the Purchasers or to any Person which shall, or shall have the right or obligation to succeed to all or any part of the Purchasers' interest in the Seller or this Agreement.

        5.3    Investigation.    The representations, warranties, covenants and agreements set forth in this Agreement shall not be affected or diminished in any way by any investigation (or failure to investigate) at any time by or on behalf of any party for whose benefit such representations, warranties, covenants and agreements were made. Without limiting the generality of the foregoing, the inability or failure of the Purchasers to discover any breach, default or misrepresentation by the Seller under this Agreement or the Related Documents (including under any certificate furnished pursuant to this Agreement), notwithstanding the exercise by the Purchasers or other holders of the Preferred Stock of their rights hereunder to conduct an investigation, shall not in any way diminish any liability hereunder.

        5.4    Further Assurances.    The Seller shall, at its cost and expense, upon written request of Purchasers holding a majority of the Preferred Stock, duly execute and deliver, or cause to be duly executed and delivered, to the Purchasers such further instruments and do and cause to be done such further acts as may be necessary, advisable or proper, in the absolute discretion of the Purchasers, to carry out more effectually the provisions and purposes of this Agreement. The parties shall use their best efforts to timely satisfy each of the conditions described in Article VI of this Agreement.

        5.5    Use of Proceeds.    The Seller covenants and agrees that the proceeds of the Purchase Price shall be used by the Seller for working capital and general corporate purposes; under no circumstances shall any portion of the proceeds be applied to:

          (i)    accelerated repayment of debt existing on the date hereof;

          (ii)   the payment of dividends or other distributions on any capital stock of the Seller, other than the Preferred Stock;

          (iii)  increased executive compensation to senior executive officers (including the CEO, President or any vice president) or loans to officers, employees, stockholders or directors, unless approved by a majority of the disinterested members of the Board of Directors or a committee of the Board of Directors made up entirely of disinterested directors;

          (iv)  the purchase of debt or equity securities of any Person, including the Seller and its Subsidiaries, except in connection with investment of excess cash in high quality (A1/P1 or better) money market instruments having maturities of one year or less; or

          (v)   any investment not directly related to the business of the Seller.

        5.6    Corporate Existence.    So long as a Purchaser owns Preferred Stock, Warrants, Conversion Shares or Warrant Shares, the Seller shall preserve and maintain and cause its Subsidiaries to preserve and maintain their corporate existence and good standing in the jurisdiction of their incorporation and the rights, privileges and franchises of the Seller and its Subsidiaries (except, in each case, in the event of a merger or consolidation in which the Seller or its Subsidiaries, as applicable, is not the surviving entity) in each case where the failure to so preserve or maintain could have a Material Adverse Effect on the financial condition, business or operations of the Seller and its Subsidiaries taken as a whole.

        5.7    Licenses.    The Seller shall, and shall cause its Subsidiaries to, maintain at all times all material licenses or permits necessary to the conduct of its business and as required by any governmental agency or instrumentality thereof, including without limitation all FDA clearances and approvals.

        5.8    Like Treatment of Purchasers and Holders.    Neither the Seller nor any of its affiliates shall, directly or indirectly, pay or cause to be paid any consideration (immediate or contingent), whether by way of interest, fee, payment for redemption, conversion or exercise of the Securities, or otherwise, to any Purchaser or holder of Securities, for or as an inducement to, or in connection with the solicitation of, any consent, waiver or amendment to any terms or provisions of this Agreement or the Related Documents, unless such consideration is required to be paid to all Purchasers or holders of Securities bound by such consent, waiver or amendment. The Seller shall not, directly or indirectly, redeem any Securities unless such offer of redemption is made pro rata to all Purchasers or holders of Securities, as the case may be, on identical terms.

        5.9    Taxes and Claims.    The Seller and its Subsidiaries shall duly pay and discharge (a) all taxes, assessments and governmental charges upon or against the Seller or its properties or assets prior to the date on which penalties attach thereto, unless and to the extent that such taxes are being diligently contested in good faith and by appropriate proceedings, and appropriate reserves therefor have been established, and (b) all lawful claims, whether for labor, materials, supplies, services or anything else which might or could, if unpaid, become a lien or charge upon the properties or assets of the Seller or its Subsidiaries, unless and to the extent only that the same are being diligently contested in good faith and by appropriate proceedings and appropriate reserves therefor have been established.

        5.10    Perform Covenants.    The Seller shall (a) make full and timely payment of any and all payments on the Preferred Stock, and all other obligations of the Seller to the Purchasers in connection therewith, whether now existing or hereafter arising, and (b) duly comply with all the terms and covenants contained herein and in each of the instruments and documents delivered to the Purchasers in connection with or pursuant to this Agreement, all at the times and places and in the manner set forth herein or therein.

        5.11    Additional Covenants.

          (a)   Except for transactions approved by a majority of the disinterested members of the Board of Directors, neither the Seller nor any of its Subsidiaries shall enter into any transaction with any (i) director, officer, employee or holder of more than 5% of the outstanding capital stock of any class or series of capital stock of the Seller or any of its Subsidiaries, (ii) member of the family of any such person, or (iii) corporation, partnership, trust or other entity in which any such person, or member of the family of any such person, is a director, officer, trustee, partner or holder of more than 5% of the outstanding capital stock thereof.

          (b)   The Seller shall timely prepare and file with the Securities and Exchange Commission the form of notice of the sale of securities pursuant to the requirements of Regulation D regarding the sale of the Preferred Stock and Warrants under this Agreement.

          (c)   The Seller shall timely prepare and file such applications, consents to service of process (but not including a general consent to service of process) and similar documents and take such other steps and perform such further acts as shall be required by the state securities law requirements of each jurisdiction where a Purchaser resides, as indicated on Schedule 1, with respect to the sale of the Preferred Stock and Warrants under this Agreement.

          (d)   The Seller shall obtain as promptly as practicable the approval of the application to the American Stock Exchange for the listing or qualification of the Conversion Shares and the Warrant Shares for trading thereon.

        5.12    Securities Laws Disclosure; Publicity.    The Seller may (i) on or promptly after the Closing Date, issue a press release acceptable to SCO Securities LLC disclosing the transactions contemplated hereby, and (ii) after the Closing Date, file with the Commission a Report on Form 8-K disclosing the transactions contemplated hereby. Except as provided in the preceding sentence, neither the Company nor the Purchasers shall make any press release or other public announcement of the terms of this Agreement or the transactions contemplated hereby without the prior approval of the other, unless otherwise required by applicable law or the rules of the Commission or the American Stock Exchange.

        5.13    Authorized Preferred Stock.    The Company shall not at any time issue any shares of Preferred Stock other than those indicated on Schedule 1 and issued at the Closing. Immediately prior to the Closing, the Company shall file with the office of the Secretary of State of the State of Delaware, a Certificate of Reduction in form and substance satisfactory to SCO Securities LLC (the "Certificate of Reduction"), reducing the number of authorized shares of Preferred Stock to the number indicated on Schedule 1, provided that such number indicated on Schedule 1 is less than 4,000 shares. As used in this Agreement and in any of the Related Documents, notwithstanding anything herein or therein, the term "Certificate of Reduction" shall be deemed to refer to a "Certificate of Decrease".

ARTICLE VI—CONDITIONS TO CLOSING

        6.1    Conditions to Obligations of Purchasers to Effect the Closing.    The obligations of a Purchaser to effect the Closing and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing, of each of the following conditions, any of which may be waived, in writing, by a Purchaser:

          (a)   The Seller shall deliver or cause to be delivered to each of the Purchasers the following:

            1.     (i) One or more certificates evidencing the aggregate number of shares of the Preferred Stock, duly authorized, issued, fully paid and non-assessable, as is indicated on Schedule 1 to be purchased at the Closing by such Purchaser, registered in the name of such Purchaser, in such denominations as is indicated on Schedule 1 for such Purchaser;

              (ii)   One or more certificates evidencing the Warrants, registered in the name of such Purchaser, in such denominations as is indicated on Schedule 1 for such Purchaser, pursuant to which such Purchaser shall be initially entitled to purchase that number of shares of Common Stock as is indicated on Schedule 1; and

              (iii)  One or more Placement Agent Warrants to be issued to the placement agent or its designees, registered in the name of such placement agent or its designees, in such denominations as is indicated on Schedule 1, pursuant to which they shall be initially entitled to purchase that number of shares of Common Stock as is indicated on Schedule 1.

            2.     The Investor Rights Agreement, in the form attached hereto as Exhibit C (the "Investor Rights Agreement"), duly executed by the Seller.

            3.     A legal opinion from each of Kirkpatrick & Lockhart LLP and Catalyst Corporate Finance Lawyers, counsels to the Seller, collectively in the form attached hereto as Exhibit D.

            4.     A certificate of the Secretary of the Seller (the "Secretary's Certificate"), in form and substance satisfactory to the Purchasers, certifying as follows:

              (i)    that the Certificate of Designation authorizing the Preferred Stock has been duly filed in the office of the Secretary of State of the State of Delaware, and that attached to the Secretary's Certificate are true and complete copy of the Certificate of Incorporation of the Seller, as amended, and the Certificate of Designation;

              (ii)   that the Certificate of Reduction has been duly filed in the office of the Secretary of State of the State of Delaware and that attached to the Secretary's Certificate is true, complete and certified copy of the Certificate of Reduction;

              (ii)   that a true copy of the Bylaws of the Seller, as amended to the Closing Date, is attached to the Secretary's Certificate;

              (iii)  that attached thereto are true and complete copies of the resolutions of the Board of Directors of the Seller authorizing the execution, delivery and performance of this Agreement and the Related Documents, instruments and certificates required to be executed by it in connection herewith and approving the consummation of the transactions in the manner contemplated hereby including, but not limited to, the authorization and issuance of the Preferred Stock and Warrants;

              (iv)  the names and true signatures of the officers of the Seller signing this Agreement and all other documents to be delivered in connection with this Agreement;

              (v)   such other matters as required by this Agreement; and

              (vi)  such other matters as the Purchasers may reasonably request.

            5.     A wire transfer representing the Purchasers' legal fees and other third-party expenses as described in Section 8.2 hereof; such fee may, at the election of the Purchasers, be paid out of the funds due from the Purchasers at the Closing.

            6.     Proof of due filing with the Secretary of State of the State of Delaware of the Certificate of Designation authorizing the Preferred Stock.

            7.     Proof of the preliminary approval of the application to the American Stock Exchange for the listing or qualification of the Conversion Shares and the Warrant Shares for trading thereon.

            8.     Such other documents as the Purchasers shall reasonably request.

          (b)   The Seller shall have entered into a Closing Escrow Agreement with Wiggin & Dana LLP (the "Escrow Agent") in the form attached hereto as Exhibit E (the "Closing Escrow Agreement") pursuant to which the Escrow Agent shall hold certain funds and documents described therein.

        6.2    Conditions to Obligations of the Seller to Effect the Closing.    The obligations of the Seller to effect the Closing and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by the Seller:

          (a)   Each of the Purchasers shall deliver or cause to be delivered to the Seller (i) payment of the portion of the Purchase Price set forth opposite each Purchaser's name on Schedule 1, in cash by wire transfer of immediately available funds to an account designated in writing by Seller prior to the date hereof; (ii) an executed copy of this Agreement; (iii) an executed copy of the Investor Rights Agreement; and (iv) such other documents as the Seller shall reasonably request.

ARTICLE VII—INDEMNIFICATION, TERMINATION AND DAMAGES

        7.1    Survival of Representations.    Except as otherwise provided herein, the representations and warranties of the Seller and the Purchasers contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing Date and shall continue in full force and effect for a period of three (3) years from the Closing Date; provided, however, that the Seller's warranties and representations under Sections 3.13 (Taxes), 3.19 (Subsidiaries and Investments), 3.20 (Capitalization), and 3.21 (Options, Warrants, Rights), shall survive the Closing Date and continue in full force and effect until the expiration of all applicable statutes of limitation; and further provided that the Seller's warranties and representations under Section 3.25 (Environmental Matters) shall survive the Closing Date and continue in full force and effect for a period of six (6) years from the Closing Date. The Seller's and the Purchasers' warranties and representations shall in no way be affected or diminished in any way by any investigation of (or failure to investigate) the subject matter thereof made by or on behalf of the Seller or the Purchasers.

        7.2    Indemnification.

          (a)   The Seller agrees to indemnify and hold harmless the Purchasers, their Affiliates, each of their officers, directors, partners, employees and agents and their respective successors and assigns, from and against any losses, damages, or expenses which are caused by or arise out of (i) any breach or default in the performance by the Seller of any covenant or agreement made by the Seller in this Agreement or in any of the Related Documents; (ii) any breach of warranty or representation made by the Seller in this Agreement or in any of the Related Documents (iii) any and all third party actions, suits, proceedings, claims, demands, judgments, costs and expenses (including reasonable legal fees and expenses) incident to any of the foregoing.

          (b)   The Purchasers, severally and not jointly, agree to indemnify and hold harmless the Seller, its Affiliates, each of their officers, directors, employees and agents and their respective successors and assigns, from and against any losses, damages, or expenses which are caused by or arise out of (A) any breach or default in the performance by the Purchasers of any covenant or agreement made by the Purchasers in this Agreement or in any of the Related Documents; (B) any breach of warranty or representation made by the Purchasers in this Agreement or in any of the Related Documents; and (C) any and all third party actions, suits, proceedings, claims, demands, judgments, costs and expenses (including reasonable legal fees and expenses) incident to any of the foregoing; provided, however, that a Purchaser's liability under this Section 7.2(b) shall not exceed the Purchase Price paid by such Purchaser hereunder less any amounts paid to such Purchaser pursuant to any redemption of the Preferred Stock.

        7.3    Indemnity Procedure.    A party or parties hereto agreeing to be responsible for or to indemnify against any matter pursuant to this Agreement is referred to herein as the "Indemnifying Party" and the other party or parties claiming indemnity is referred to as the "Indemnified Party". An Indemnified Party under this Agreement shall, with respect to claims asserted against such party by any third party, give written notice to the Indemnifying Party of any liability which might give rise to a claim for indemnity under this Agreement within sixty (60) business days of the receipt of any written claim from any such third party, but not later than twenty (20) days prior to the date any answer or responsive pleading is due, and with respect to other matters for which the Indemnified Party may seek indemnification, give prompt written notice to the Indemnifying Party of any liability which might give rise to a claim for indemnity; provided, however, that any failure to give such notice will not waive any rights of the Indemnified Party except to the extent the rights of the Indemnifying Party are materially prejudiced.

        The Indemnifying Party shall have the right, at its election, to take over the defense or settlement of such claim by giving written notice to the Indemnified Party at least fifteen (15) days prior to the time when an answer or other responsive pleading or notice with respect thereto is required. If the Indemnifying Party makes such election, it may conduct the defense of such claim through counsel of its choosing (subject to the Indemnified Party's approval of such counsel, which approval shall not be unreasonably withheld), shall be solely responsible for the expenses of such defense and shall be bound by the results of its defense or settlement of the claim. The Indemnifying Party shall not settle any such claim without prior notice to and consultation with the Indemnified Party, and no such settlement involving any equitable relief or which might have an adverse effect on the Indemnified Party may be agreed to without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld). So long as the Indemnifying Party is diligently contesting any such claim in good faith, the Indemnified Party may pay or settle such claim only at its own expense and the Indemnifying Party will not be responsible for the fees of separate legal counsel to the Indemnified Party, unless the named parties to any proceeding include both parties or representation of both parties by the same counsel would be inappropriate in the reasonable opinion of the Indemnified Party, due to conflicts of interest or otherwise. If the Indemnifying Party does not make such election, or having made such election does not, in the reasonable opinion of the Indemnified Party proceed diligently to defend such claim, then the Indemnified Party may (after written notice to the Indemnifying Party), at the expense of the Indemnifying Party, elect to take over the defense of and proceed to handle such claim in its discretion and the Indemnifying Party shall be bound by any defense or settlement that the Indemnified Party may make in good faith with respect to such claim. In connection therewith, the Indemnifying Party will fully cooperate with the Indemnified Party should the Indemnified Party elect to take over the defense of any such claim. The parties agree to cooperate in defending such third party claims and the Indemnified Party shall provide such cooperation and such access to its books, records and properties as the Indemnifying Party shall reasonably request with respect to any matter for which indemnification is sought hereunder; and the parties hereto agree to cooperate with each other in order to ensure the proper and adequate defense thereof.

        With regard to claims of third parties for which indemnification is payable hereunder, such indemnification shall be paid by the Indemnifying Party upon the earlier to occur of: (i) the entry of a judgment against the Indemnified Party and the expiration of any applicable appeal period, or if earlier, five (5) days prior to the date that the judgment creditor has the right to execute the judgment; (ii) the entry of an unappealable judgment or final appellate decision against the Indemnified Party; or (iii) a settlement of the claim. Notwithstanding the foregoing, the reasonable expenses of counsel to the Indemnified Party shall be reimbursed on a current basis by the Indemnifying Party. With regard to other claims for which indemnification is payable hereunder, such indemnification shall be paid promptly by the Indemnifying Party upon demand by the Indemnified Party.

ARTICLE VIII—MISCELLANEOUS

        8.1    Further Assurances.    Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to better evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement, and further agrees to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable law to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals, to effect all necessary registrations and filings, and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement.

        8.2    Fees and Expenses.    The Seller shall be responsible for the payment of the Purchasers' legal fees and other third-party expenses relating to the preparation, negotiation and execution of this Agreement and the Related Documents and the consummation of the transactions contemplated herein and therein.

        8.3    Notices.    Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section prior to 5:00 p.m. (New York City time) on a business day, (b) the next business day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section on a day that is not a business day or later than 5:00 p.m. (New York City time) on any business day, or (c) the business day following the date of mailing, if sent by U.S. nationally recognized overnight courier service such as Federal Express. The address for such notices and communications shall be as follows:

        If to the Purchasers at each Purchaser's address set forth under its name on Schedule 1 attached hereto, or with respect to the Seller, addressed to:

    Genetronics Biomedical Corporation
    11199 Sorrento Valley Road
    San Diego, CA 92121-1334
    Attention: Mr. Peter Kies, Chief Financial Officer
    Facsimile No.: 858-597-0451

or to such other address or addresses or facsimile number or numbers as any such party may most recently have designated in writing to the other parties hereto by such notice. Copies of notices to the Seller shall be sent to Kirkpatrick & Lockhart, LLP, 10100 Santa Monica Boulevard, 7th Floor, Los Angeles, CA, 90067, Attention: Mr. Thomas Poletti, Esq, Facsimile: 310- 552-5001. Copies of notices to any Purchaser shall be sent to the addresses, if any, listed on Schedule 1 attached hereto.

        Unless otherwise stated above, such communications shall be effective when they are received by the addressee thereof in conformity with this Section. Any party may change its address for such communications by giving notice thereof to the other parties in conformity with this Section.

        8.4    Governing Law.    All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and enforced in accordance with the laws of the State of New York without reference to the conflicts of laws principles thereof.

        8.5    Jurisdiction and Venue.    This Agreement shall be subject to the exclusive jurisdiction of the Federal District Court, Southern District of New York and if such court does not have proper jurisdiction, the State Courts of New York County, New York. The parties to this Agreement agree that any breach of any term or condition of this Agreement shall be deemed to be a breach occurring in the State of New York by virtue of a failure to perform an act required to be performed in the State of New York and irrevocably and expressly agree to submit to the jurisdiction of the Federal District Court, Southern District of New York and if such court does not have proper jurisdiction, the State Courts of New York County, New York for the purpose of resolving any disputes among the parties relating to this Agreement or the transactions contemplated hereby. The parties irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement, or any judgment entered by any court in respect hereof brought in New York County, New York, and further irrevocably waive any claim that any suit, action or proceeding brought in Federal District Court, Southern District of New York and if such court does not have proper jurisdiction, the State Courts of New York County, New York has been brought in an inconvenient forum. Each of the parties hereto consents to process being served in any such suit, action or proceeding, by mailing a copy thereof to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing in this Section 8.5 shall affect or limit any right to serve process in any other manner permitted by law.

        8.6    Successors and Assigns.    This Agreement is personal to each of the parties and may not be assigned without the written consent of the other parties; provided, however, that any of the Purchasers shall be permitted to assign this Agreement to any Person to whom it assigns or transfers securities issued or issuable pursuant to this Agreement in compliance with applicable securities laws. Any assignee must be an "accredited investor" as defined in Rule 501(a) promulgated under the Securities Act.

        8.7    Severability.    If any provision of this Agreement, or the application thereof, shall for any reason or to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances shall continue in full force and effect and in no way be affected, impaired or invalidated.

        8.8    Entire Agreement.    This Agreement, the Related Documents and the other agreements and instruments referenced herein constitute the entire understanding and agreement of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings.

        8.9    Other Remedies.    Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law, or in equity on such party, and the exercise of any one remedy shall not preclude the exercise of any other.

        8.10    Amendment and Waivers.    Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the Seller and the holders of at least a majority of the Preferred Stock then outstanding, and such waiver or amendment, as the case may be, shall be binding upon all Purchasers. The waiver by a party of any breach hereof or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default. This Agreement may not be amended or supplemented by any party hereto except pursuant to a written amendment executed by the Seller and the holders of at least a majority of the Preferred Stock then outstanding. No amendment shall be effected to impact a holder of Preferred Stock in a disproportionately adverse fashion without the consent of such individual holder of Preferred Stock.

        8.11    No Waiver.    The failure of any party to enforce any of the provisions hereof shall not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

        8.12    Counterparts; Interpretation.    This Agreement may be executed in any number of counterparts, each of which shall be an original as against any party whose signature appears thereon and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as signatories. In the event that any signature is delivered by electronic means, including electronic mail or facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof. Headings used in this Agreement are for convenience only, and will not affect the interpretation of this Agreement. Any form of the word "include" used in this Agreement shall be deemed to be followed by the phrase "without limitation."

        8.13    No Third Party Beneficiary.    Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the parties hereto and their respective heirs, personal representatives, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

        8.14    Waiver of Trial by Jury.    THE PARTIES HERETO IRREVOCABLY WAIVE TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

        8.15    Independent Nature of Purchasers' Obligations and Rights.    The obligations of each Purchaser under this Agreement or any Related Documents are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under any such agreement. Nothing contained herein or in any Related Documents, and no action taken by any Purchaser pursuant thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by such agreement. Each Purchaser shall be entitled to independently protect and enforce its rights, including without limitation, the rights arising out of this Agreement or out of the other Related Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose. Each Purchaser represents that it has been represented by its own separate legal counsel in its review and negotiation of this Agreement and the Related Documents. For reasons of administrative convenience only, the Purchasers acknowledge and agree that they and their respective counsel have chosen to communicate with the Company through Wiggin and Dana LLP, but Wiggin and Dana LLP does not represent any of the Purchasers in this transaction other than SCO Securities LLC.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SELLER:

GENETRONICS BIOMEDICAL CORPORATION

By:	/s/ AVTAR DHILLON
Name:	Avtar Dhillon
Title:	Chief Executive Officer

PURCHASER:

Print Exact Name:	Alpha Capital

By:	/s/ KONRAD ACKERMAN
Name:	Konrad Ackerman
Title:	Director

Address:	Pranafon +7
9490 Farstentans
Vaduz, Lichtenstein
Telephone:	011-423-232-3195
Facsimile:	011-423-232-3196
Email:

SSN/EIN:

Amount of Investment:	$250,000

[Omnibus Genetronics Biomedical Corporation Preferred Stock and
Warrant Purchase Agreement Signature Page]

PURCHASER:

Print Exact Name:	BayStar Capital II, L.P.

By:	Bay East, L.P. Managing Member of BayStar Capital Management, LLC

By:	/s/ STEVE DERBY
Name:	Steve Derby
Title:	General Partner of Bay East, L.P.

Address:	c/o BayStar Capital Management, LLC
53 Forest Avenue, Suite 203
Old Greenwich, CT 06870
Telephone:	(203) 967-5875
Facsimile:	(203) 967-5851
Email:	steve@sdscapital.com
SSN/EIN:	94-3408990

Amount of Investment:	$3,000,000

[Omnibus Genetronics Biomedical Corporation Preferred Stock and
Warrant Purchase Agreement Signature Page]

PURCHASER:

Print Exact Name:	Bridges & Pipes LLC

By:	/s/ DAVID FUCHS
Name:	David Fuchs
Title:	Managing Member

Address:	830 3rd Avenue, 14th Fl.
New York, NY 10022

Telephone:	(212) 922-2090
Facsimile:	(212) 581-7010
Email:	df@duncancapital.net
SSN/EIN:	72-153-8933

Amount of Investment:	$250,000.00

[Omnibus Genetronics Biomedical Corporation Preferred Stock and
Warrant Purchase Agreement Signature Page]

PURCHASER:

Print Exact Name:	Kinetic Capital "TNT" Limited Partnership

By:	/s/ FRANK BARKER
Name:	Frank Barker
Title:	Partner

Address:	1460-777 Hornby Street
Vancouver, B.C.
VGZ IS4
Telephone:	(604) 692-2530
Facsimile:	(604) 692-2531
Email:	frank@kineticcapitalpartners.com
SSN/EIN:

Amount of Investment:	$350,000

[Omnibus Genetronics Biomedical Corporation Preferred Stock and
Warrant Purchase Agreement Signature Page]

PURCHASER:

Print Exact Name:	Park Place Columbia Ltd.

By:	/s/ T. FOULSER
Name:	T. Foulser
Title:	Settlements Controller Park Place Capital Ltd. As Agent in Process

Address:	Chancery Hall
52 Reid Street, Hamilton, ???
Bermuda
Telephone:	0044(0)20 7408 4810
Facsimile:	0044(0) 207 629 2439
Email:	terry.foulser@parkplace.co.uk
SSN/EIN:

Amount of Investment:	$130,000

[Omnibus Genetronics Biomedical Corporation Preferred Stock and
Warrant Purchase Agreement Signature Page]

PURCHASER:

Print Exact Name:	Pharmaceutical Medical Tech Fund

By:	/s/ FRED GREENBERG
Name:	Fred Greenberg
Title:	Principal

Address:	Greenberg Health Care Parnters LLC
350 Park Avenue, 11th Floor
New York, NY 10022
Telephone:	(212) 521-1458
Facsimile:	(212) 755-9188
Email:	gcohen@greenberghealth.com
SSN/EIN:	510413787

Amount of Investment:	$500,000.00

[Omnibus Genetronics Biomedical Corporation Preferred Stock and
Warrant Purchase Agreement Signature Page]

PURCHASER:

Print Exact Name:	QFinance, Inc.

By:	/s/ GREG CONNORS
Name:	Greg Connors
Title:

Address:	300 Delaware Avenue
Suite 900, Attn: Victoria Garrett
Wilmington, DE 19801
Telephone:	(302) 552-3103
Facsimile:	(302) 552-3128
Email:	victoria.garrett@wachovia.com
SSN/EIN:	62-1784909

Amount of Investment:	$1,500,000.00

[Omnibus Genetronics Biomedical Corporation Preferred Stock and
Warrant Purchase Agreement Signature Page]

With a Copy To:

Carl Hellman c/o Quintiles Transnational
4709 Creekstone Drive, Suite 200
Durham, NC 27703
Phone: (919) 998-2065
Fax:     (919) 998-2542

PURCHASER:

Print Exact Name:	Rennes Foundation

By:	/s/ ROLF HERTER
Name:	Director
Title:

Address:	Aeulestrasse 38
9490 Vaduz
Principality of Lichtenstein
Telephone:	+41 1 208 25 25
Facsimile:	+41 1 208 25 26
Email:	rolf.herter@nastra.ch
SSN/EIN:

Amount of Investment:	$401,200.00 (236,000 shares of preferred stock)

[Omnibus Genetronics Biomedical Corporation Preferred Stock and
Warrant Purchase Agreement Signature Page]

PURCHASER:

Print Exact Name:	SDS Capital Group SPC, Ltd.

By:	/s/ SCOTT E. DERBY
Name:	Scott E. Derby
Title:	General Counsel

Address:	c/o SDS Management, LLC
53 Forest Avenue, 2nd Floor
Old Greenwich, CT 06870
Telephone:	(203) 967-5850
Facsimile:	(203) 967-5851
Email:	steve@sdscapital.com
SSN/EIN:	98-0408011

Amount of Investment:	$2,000,000

[Omnibus Genetronics Biomedical Corporation Preferred Stock and
Warrant Purchase Agreement Signature Page]

PURCHASER:

Print Exact Name:	SRG Capital, LLC

By:	/s/ ANDREW J. TURCHIN
Name:	Andrew J. Turchin
Title:	Chief Financial Officer

Address:	120 Broadway, 42nd Fl.
New York, NY

Telephone:	(212) 571-1244
Facsimile:	(212) 571-1279
Email:	yoau@gerbercapital.com
SSN/EIN:	13-4153303

Amount of Investment:	$200,000.00

[Omnibus Genetronics Biomedical Corporation Preferred Stock and
Warrant Purchase Agreement Signature Page]

PURCHASER:

Print Exact Name:	Stonestreet LP

By:	/s/ M. FINKELSTEIN
Name:	M. Finkelstein
Title:	President

Address:	c/o Canaccord Capital Corp.
320 Bay Street, Suite 1300
Toronto, Ontario M5H 4A6
Telephone:	(416) 867-6088
Facsimile:	(416) 956-8989
Email:	sairabaldeojohn@canaccord.com
SSN/EIN:

Amount of Investment:	$500,000

[Omnibus Genetronics Biomedical Corporation Preferred Stock and
Warrant Purchase Agreement Signature Page]

PURCHASER:

Print Exact Name:	Sunrise Partners Limited Partnership

By:	/s/ MICHAEL J. BAMER
Name:	Michael J. Bamer
Title:	Vice President Dawn-General Partners Corp. General Partner

Address:	Attn: Ted Hagan
2 American Lane
Greenwich, CT 06836-2571
Telephone:	(203) 861-3260
Facsimile:	(203) 861-6987
Email:	Thagan@paloma.com
SSN/EIN:	06-137-4252

Amount of Investment:	$500,000

[Omnibus Genetronics Biomedical Corporation Preferred Stock and
Warrant Purchase Agreement Signature Page]

PURCHASER:

Print Exact Name:	William Kane Mahon

By:	/s/ WILLIAM KANE MAHON
Name:	William Kane Mahon
Title:

Address:	210 Little John Trail
Atlanta, GA 30309

Telephone:	(404) 728-8772
Facsimile:	(404) 728-1069
Email:	wkmahon@mindspring.com
SSN/EIN:	###-##-####

Amount of Investment:	$30,000.00

[Omnibus Genetronics Biomedical Corporation Preferred Stock and
Warrant Purchase Agreement Signature Page]

PURCHASER:

Print Exact Name:	Xmark Fund, L.P.

By:	/s/ MITCHELL D. KAYE
Name:	Mitchell D. Kaye
Title:	Chief Investment Officer

Address:	152 West 57th Street, 21st Floor
New York, NY 10019

Telephone:	(212) 247-8200
Facsimile:	(212) 247-1329
Email:	mkaye@xmarkfunds.com
SSN/EIN:	13-4108596

Amount of Investment:	$869,380

[Omnibus Genetronics Biomedical Corporation Preferred Stock and
Warrant Purchase Agreement Signature Page]

PURCHASER:

Print Exact Name:	Xmark Fund, Ltd.

By:	/s/ MITCHELL D. KAYE
Name:	Mitchell D. Kaye
Title:	Chief Investment Officer

Address:	152 West 57th Street, 21st Floor
New York, NY 10019

Telephone:	(212) 247-8200
Facsimile:	(212) 247-1329
Email:	mkaye@xmarkfunds.com
SSN/EIN:	Not Applicable

Amount of Investment:	$830,620.00

[Omnibus Genetronics Biomedical Corporation Preferred Stock and
Warrant Purchase Agreement Signature Page]

Schedule 1
to Preferred Stock and Warrant Purchase Agreement
Purchasers and Shares of Preferred Stock and Warrants

Name, Address and Fax Number of Purchaser and Registration Instructions	Copies of Notices to	Shares of Series C Preferred Stock Purchased	Warrants	Purchase Price
Alpha Capital Pradafont 7 Fursteatums 9490 Vaduz Liechenstein Tel: 011-423-232-3195 Fax: 011-423-232-3196		25	51,471	$250,000
BayStar Capital II, LP c/o BayStar Capital Management, LLC 53 Forest Avenue, Suite 203 Old Greenwich, CT 06870 Attn: Steve Derby Tel: 203-967-5875 Fax: 203-967-5851 steve@sdscapital.com		300	617,647	$3,000,000
Bridges and Pipes LLC 830 3rd Avenue, 14th Floor New York, NY 10022 Attn: David Fuchs Tel: 212-922-2090 Fax: 212-581-7010 df@duncancapital.net		25	51,471	$250,000
Kinetic Capital "TNT" Limited Partnership 1460-777 Hornby Street Vancouver, B.C. V6Z Canada Attn: Frank Barker Tel: 604-692-2350 Fax: 604-692-2531 frank@kineticcapitalpartners.com		35	72,059	$350,000
Park Place Columbia Limited Chancery Hall 52 Reid Street Hamilton HM 12 Bermuda Tel: 0044-0-207-408-4810 Fax: 0044-0-207-629-2439		13	26,765	$130,000
Pharmaceutical Medical Tech Fund c/o Greenberg Healthcare Partners, LLC 350 Park Avenue, 11th Floor New York, NY 10022 Tel: 212-521-1458 Fax: 212-755-9188 gcohen@Greenberghealth.com		50	102,941	$500,000

QFinance, Inc. 300 Delaware Avenue Suite 900 Wilmington, DE 19801 Attn: Victoria Garrett Tel: 302-552-3103 Fax: 302-552-3128 victoria.garrett@wachovia.com	Carl Hellman c/o Quintiles Transnational 4709 Creekstone Drive, Suite 200 Durham, NC 27703 Tel: 919-998-2065 Fax: 919-998-2542	109.0133	224,439	$1,090,133
Rennes Fondation Aeulestrasse 38 9490 Vaduz Principality of Liechtenstein Tel: +41 1 208 2525 Fax: +41 1 208 2526 rolf.herter@nastra.ch		40.12	82,600	$401,200
SDS Capital Group SPC, Ltd. c/o SDS Management LLC 53 Forest Avenue, 2nd Floor Old Greenwich, CT 06870 Tel: 203-967-5850 Fax: 203-967-5851 steve@sdscapital.com		200	411,765	$2,000,000
SRG Capital, LLC 120 Broadway, 42 Floor New York, NY 10271 Tel: 212-571-1244 Fax: 212-571-1279 yoav@gerbercapital.com		20	41,176	$200,000
Stonestreet LP c/o Canaccord Capital Corp. 320 Bay Street, Suite 1300 Toronto, Ontario M5H Canada Tel: 416-867-6088 Fax: 416-956-8989 saira__baldeojohn@canaccord.com		50	102,941	$500,000
Sunrise Partners Limited Partnership 2 American Lane Greenwich, CT 06836-2571 Attn: Ted Hagan Tel: 203-861-3260 Fax: 203-861-6987 thagan@paloma.com		50	102,941	$500,000

William Kane Mahon 210 Little John Trail Atlanta, GA 30309 Tel: 404-728-8772 Fax: 404-728-1069 wkmahon@mindspring.com		3	6,177	$30,000
Xmark Fund, LP 152 West 57th Street, 21st Floor New York, NY 10019 Tel: 212-247-8200 Fax: 212-2491329 mkaye@xmarkfunds.com		86.938	178,990	$869,380
Xmark Fund, Ltd. 152 West 57th Street, 21st Floor New York, NY 10019 Tel: 212-247-8200 Fax: 212-2491329 mkaye@xmarkfunds.com		83.062	171,010	$830,620

Totals:		1090.1333	2,244,393	$10,901,333

Placement Agent Warrants
SCO Securities LLC 1285 Avenue of the Americas, 35th Floor New York, NY 10019 Attn: Steven Rouhandeh Tel: 212-554-4235 Fax: 212-554-4058 srouhandeh@scogroup.com	Wiggin & Dana LLP 400 Atlantic Street Stamford, CT 06901 Attn: Michael Grundei Tel: 203-363-7630 Tel: 203-363-7676 mgrundei@wiggin.com		610,078

Genetronics Biomedical Corporation
Preferred Stock and Warrant Purchase Agreement
Subsidiaries—Schedule 3.1

Genetronics Biomedical Corporation Subsidiaries—Schedule 3.1:

  •
  Genetronics Inc. (Wholly-owned Subsidiary, Incorporated in California)

Genetronics Biomedical Corporation
Preferred Stock and Warrant Purchase Agreement
Litigation—Schedule 3.10

Litigation—Schedule 3.10:

        None.

Genetronics Biomedical Corporation
Preferred Stock and Warrant Purchase Agreement
Absence of Certain Changes—Schedule 3.11

Absence of Certain Changes—Schedule 3.11:

1)
During the four months ended April 30, 2004, 4,271,423 shares of common stock have been issued in connection with the conversion of Series A & B Cumulative Convertible Preferred Stock.

2)
On March 31, 2004, our Board of Directors declared dividends to the holders of our Preferred Stock which were paid in our common stock. A total of 59,320 common shares valued at $98,140 were issued on March 31, 2004.

3)
Stockholders will vote at our next annual meeting on June 17, 2004, to amend the 2000 Stock Option Plan (the "Plan") to increase the maximum number of common shares of the Company reserved for issuance under the Plan including options currently outstanding, from 10,000,000 shares to 15,000,000 shares.

4)
During the four month period ended April 30, 2004, Genetronics had employees exercise 33,925 common stock options.

5)
During the four month period ended April 30, 2004, Genetronics had investors exercise 1,968,938 common stock warrants.

Genetronics Biomedical Corporation
Preferred Stock and Warrant Purchase Agreement
Intellectual Property—Schedule 3.15

Royalties and Fees Payable by Seller—Schedule 3.15:

        University of South Florida—a royalty-bearing license to patented technology.

Genetronics Biomedical Corporation
Preferred Stock and Warrant Purchase Agreement
Preemptive Rights—Schedule 3.17

Preemptive Rights—Schedule 3.17:

        No stockholders of the Seller possess any preemptive rights in respect of the Preferred Stock or Warrants or the Conversion Shares or Warrant Shares to be issued to the purchaser upon conversion of the Preferred Stock or exercise of the Warrants, except of such rights that were waived by the Series A and Series B Cumulative Convertible Preferred Stock holders, by vote at a meeting of stockholders held on April 7, 2004.

Genetronics Biomedical Corporation
Preferred Stock and Warrant Purchase Agreement
Subsidiaries and Investments—Schedule 3.19

List of Partnership, Joint Venture and Other Agreements—Schedule 3.19:

Chiron Corporation

Navy Medical Center San Diego (NMCSD)

Valentis

Vical

Harvard Biosciences

University of South Florida

RMR

Genetronics Biomedical Corporation
Preferred Stock and Warrant Purchase Agreement
Capitalization—Schedule 3.20

Capitalization—Schedule 3.20:

        All permits or authorizations required have been obtained in connection with any and all of securities of the seller from the date of the seller's incorporation to the date hereof have been obtained or effected, and all securities of the Seller have been issued and are held in accordance with the provisions of all applicable securities and other laws.

Genetronics Biomedical Corporation
Preferred Stock and Warrant Purchase Agreement
Options, Warrants, Rights—Schedule 3.21

Options—Schedule 3.21:

        The 1995 stock option plan (the "1995 Plan") was approved by the stockholders in 1995 and subsequently amended in 1997. The 1995 Plan was suspended by the Board of Directors in June 1997 and no further options will be granted pursuant to this plan. As at April 30, 2004, there were 90,500 options outstanding pursuant to the 1995 Plan.

        The 1997 stock option plan (the "1997 Plan"), as amended in 1999, was approved by the stockholders in July 1999. The 1997 Plan was suspended by the Board of Directors in July 2000 and no further options will be granted pursuant to this plan. As at April 30, 2004, there were 499,450 options outstanding pursuant to the 1997 Plan.

        The 2000 Stock Option Plan (the "2000 Plan"), effective July 31, 2000, was approved by the stockholders on August 7, 2000. The 2000 Plan supercedes all previous stock option plans. At April 30, 2004, 607,788 options are available for future grants and 6,971,763 stock options are outstanding pursuant to the 2000 Plan. The options available for issuance under the 2000 Plan generally have a term of ten years and vest over a period of three years. The Plan will terminate on July 30, 2010.

Genetronics Biomedical Corporation
Warrants Outstanding
Schedule 3.21

Description	Warrants/Common Stock Number of	Price Exercise	Date Expiration
June 2002 Private Placement—Wells Fargo	545,000	$0.47	6/6/2005
Preferred Stock Series A Holders	4,366,666	$0.75	7/13/2008
Preferred Stock Series B Holders	3,497,144	$0.75	7/13/2008
Agents Warrants—Preferred Stock Series A	650,369	$0.60	7/13/2008
Agents Warrants—Preferred Stock Series B	772,290	$0.70	7/13/2008
University of Southern Florida (USF)—Licensing Agreement	600,000	$2.25	9/14/2010

Grand Total	10,431,469

Genetronics Biomedical Corporation
Preferred Stock and Warrant Purchase Agreement
Options, Warrants, Rights—Schedule 3.21

Rights—Schedule 3.21:

        There are no anti-dilution rights (other than for stock splits, stock dividends, etc.) granted to any person or entity, except as discussed in the Genetronics Shareholder Rights Plan.

        Registration rights have been granted to stock option holders under the 1995 stock option plan, 1997 stock option plan and 2000 stock option plan.

        Registration rights have been granted to holders of all outstanding warrants, purchasers of Series A and Series B Cumulative Convertible Preferred Stock, and with respect to shares of Common Stock paid as dividends to Series A and Series B Cumulative Convertible Preferred Stockholders and such rights have been or will be satisfied through filings with the SEC on Form S-3.

Genetronics Biomedical Corporation
Preferred Stock and Warrant Purchase Agreement
Employees, Employment Agreements and Employee Benefit Plans—Schedule 3.22

Employees, Employment Agreements and Employee Benefit Plans—Schedule 3.22

        1)    Stock option agreements include the following acceleration clause:

  4.2 Reorganization.    In the event of a reorganization as defined in this Section 4.2 in which the Company is not the surviving or acquiring company, or in which the Company is or becomes a wholly-owned subsidiary of another company on or after the effective date of the reorganization, then unless provision is made by the acquiring corporation for the assumption of each Option granted under this Plan, or the substitution of an option therefore, such that no "modification" of any such Option occurs under Section 424 of the Code, the Option granted under this agreement shall become exercisable in full upon the Committee giving the Optionee the notice provided for in subparagraph 11.3 of the Plan, notwithstanding the cumulative schedule set forth in subsection 4.1(b) above, and such Option shall terminate upon the consummation of such reorganization. The term "reorganization" as used in this subsection 4.2 shall mean any statutory merger, statutory consolidation, sale of all or substantially all of the assets of the Company, or sale, pursuant to an agreement with the Company, of securities of the Company pursuant to which the Company is or becomes a wholly-owned subsidiary of another corporation after the effective date of the reorganization.

        2)    The following employees have employment agreements:

Avtar Dhillon

Peter Kies

Dietmar Rabussay

Bob Goodenow

Genetronics Biomedical Corporation
Preferred Stock and Warrant Purchase Agreement
Brokers—Schedule 3.27

Brokers—Schedule 3.27:

        The following entities or persons are entitled to a finder's or other fee or commission in connection with the transaction contemplated by this agreement:

        SCO Securities LLC—Genetronics will pay a success fee of 7% (plus warrant coverage, at the conversion price of the preferred stock, of 10%) and out-of-pocket expense coverage of 1% on investors that were introduced by SCO Securities LLC.

        Rodman & Renshaw LLC—Genetronics will pay a success fee of 5% (plus warrant coverage, at conversion price of the preferred stock, of 5%, on investors that were introduced by Rodman & Renshaw LLC to Genetronics.

QuickLinks

Table of Exhibits and Schedules
ARTICLE I—PURCHASE AND SALE
ARTICLE II—PURCHASE PRICE AND CLOSING
ARTICLE III—REPRESENTATIONS AND WARRANTIES OF THE SELLER
ARTICLE IV—REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS
ARTICLE V—COVENANTS OF THE SELLER AND PURCHASERS
ARTICLE VI—CONDITIONS TO CLOSING
ARTICLE VII—INDEMNIFICATION, TERMINATION AND DAMAGES
ARTICLE VIII—MISCELLANEOUS
Schedule 1 to Preferred Stock and Warrant Purchase Agreement Purchasers and Shares of Preferred Stock and Warrants
Genetronics Biomedical Corporation Preferred Stock and Warrant Purchase Agreement Subsidiaries—Schedule 3.1
Genetronics Biomedical Corporation Preferred Stock and Warrant Purchase Agreement Litigation—Schedule 3.10
Genetronics Biomedical Corporation Preferred Stock and Warrant Purchase Agreement Absence of Certain Changes—Schedule 3.11
Genetronics Biomedical Corporation Preferred Stock and Warrant Purchase Agreement Intellectual Property—Schedule 3.15
Genetronics Biomedical Corporation Preferred Stock and Warrant Purchase Agreement Preemptive Rights—Schedule 3.17
Genetronics Biomedical Corporation Preferred Stock and Warrant Purchase Agreement Subsidiaries and Investments—Schedule 3.19
Genetronics Biomedical Corporation Preferred Stock and Warrant Purchase Agreement Capitalization—Schedule 3.20
Genetronics Biomedical Corporation Preferred Stock and Warrant Purchase Agreement Options, Warrants, Rights—Schedule 3.21
Genetronics Biomedical Corporation Warrants Outstanding Schedule 3.21
Genetronics Biomedical Corporation Preferred Stock and Warrant Purchase Agreement Options, Warrants, Rights—Schedule 3.21
Genetronics Biomedical Corporation Preferred Stock and Warrant Purchase Agreement Employees, Employment Agreements and Employee Benefit Plans—Schedule 3.22
Genetronics Biomedical Corporation Preferred Stock and Warrant Purchase Agreement Brokers—Schedule 3.27